EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three Months Ended January 25, 2002 and January 26, 2001
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 25, 2002	January 26, 2001
Basic
Earnings Before Cumulative Effect of Change in Accounting Principle	$ 4,345	$ 6,669
Cumulative Effect of Change in Accounting Principle, Net of Tax of $1,542 and $223	(7,574)	(403)
Net Earnings (Loss)	$ (3,229)	$ 6,266
Weighted Average Number of Shares Outstanding - Basic	20,721	17,427
Earnings per Share Before Cumulative Effect of Change in Accounting Principle - Basic	$ .21	$ .38
Cumulative Effect of Change in Accounting Principle - Basic	(.37)	(.02)
Earnings (Loss) per Share - Basic	$ (.16)	$ .36

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three Months Ended January 25, 2002 and January 26, 2001
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 25, 2002	January 26, 2001
Diluted
Earnings Before Cumulative Effect of Change in Accounting Principle	$ 4,345	$ 6,669
Cumulative Effect of Change in Accounting Principle, Net of Tax of $1,542 and $223	(7,574)	(403)
Net Earnings (Loss)	$ (3,229)	$ 6,266
Weighted Average Number of Shares Outstanding	20,721	17,427
Net Shares Assumed to be Issued for Stock Options [1]	-	445
Weighted Average Number of Shares and Equivalent Shares Outstanding - Diluted	20,721	17,872
Earnings per Share Before Cumulative Effect of Change in Accounting Principle - Diluted	$ .21	$ .37
Cumulative Effect of Change in Accounting Principle - Diluted	(.37)	(.02)
Earnings (Loss) per Share - Diluted	$ (.16)	$ .35

1 For fiscal 2002, the weighted average number of common shares outstanding was not increased for net shares to be issued for stock options due to the anti-dilutive effect.